Exhibit 10.2
Execution Copy
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment (the “First Amendment”) to that certain Employment Agreement dated effective as of June 1, 2007 by and between HCC INSURANCE HOLDINGS, INC (the “Company” or “HCC”) and MICHAEL J. SCHELL (“Executive”) (the “Agreement”) is effective as of December 19, 2008. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.
     In consideration of the covenants and agreements of the parties set forth below and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. The first sentence of Section 3(f) of the Agreement is deleted in its entirety and replaced with the following:
The Company shall provide to Executive a term life insurance policy or policies in an aggregate face amount of $1,000,000 and shall pay the premiums therefor during the Term.
2. The first sentence of Section 5(c) of the Agreement is deleted in its entirety and replaced with the following:
Executive agrees that Executive shall not, at any time during the period of two (2) years after the termination of the Term for any reason other than termination by the Company without Cause, within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last twelve (12) months of Executive’s employ; engage in or contribute Executive’s knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked or with respect to which Executive had access to Confidential Information while employed by the Company. In the event of a termination without Cause by the Company, the restrictions in the preceding sentence shall not be applicable to Executive.
3. The first sentence of Section 5(d) of the Agreement is deleted in its entirety and replaced with the following:
Executive further agrees that for a period of two (2) years after the termination of the Term for any reason other than termination by the Company without Cause, he will not solicit or accept any business from any customer or client or prospective customer or client with whom Executive dealt or solicited while employed by Company during the last twelve (12) months of his employment. In the event of a termination without Cause by the Company, the restrictions in the preceding sentence shall not be applicable to Executive.
4. All other provisions of the Agreement remain in full force and effect and are not altered by this First Amendment.
     IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of December 19, 2008.

EXECUTIVE:	COMPANY:

HCC INSURANCE HOLDINGS, INC.

/s/ Michael J. Schell	/s/ Frank J. Bramanti
Michael J. Schell	Frank J. Bramanti, Chief Executive Officer

Date: December 19, 2008	Date: December 19, 2008

Acknowledged by:

/s/ John N. Molbeck, Jr.
John N. Molbeck, Jr., President and Chief Operating Officer

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